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              NURSING CARE WAIVER OF SURRENDER/WITHDRAWAL CHARGES RIDER

This rider is made part of the contract to which it is attached. It remains in effect until the date the Original Owner is no longer the Owner of the contract (see "Termination" provision).

BENEFIT. The provision of the contract pertaining to Penalty-Free Partial Withdrawals or Transfers is hereby amended to provide for the following additional benefit:

Subsequent to the first Contract Anniversary and prior to the Annuity Date, the Original Owner may, upon request in writing, surrender/withdraw up to 75% of the Annuity Account Value at the time of request without the imposition of any surrender/withdrawal charges provided the Original Owner at the time of the request is confined in a Hospital or Licensed Nursing Facility, as set forth below. However, any surrenders/withdrawals will be subject to a Market Value Adjustment.

This benefit may be taken annually provided the following conditions are met.

CONDITIONS AND LIMITATIONS. The payment of the benefit under this rider is subject to the following conditions and limitations:

1. The Company must be furnished with evidence, satisfactory to the Company, that the Original Owner is confined in a Hospital or Licensed Nursing Facility and has been so confined continuously for all of the 180 days immediately preceding the request. Proof of confinement may be a Licensed Physician's statement, hospital statement or nursing home statement.

2. The 180-day confinement period in a Hospital or Licensed Nursing Facility must have commenced after the first Contract Anniversary and be for a minimum of 180 consecutive days.

3. The Original Owner must not be confined in a Hospital or Licensed Nursing Facility on the Date of Issue of the contract.

4. Payment(s) made under this rider are payable to the Original Owner and may either be taken as a lump sum or, upon consent of the Company, spread throughout a Contract Year.

5. The Company places no restriction on the use of the benefit payment(s) payable under this rider.

6. The Company makes no statement or representation concerning the tax treatment of any payments made under this rider.

7. The request for surrender/withdrawal must be made within 91 days of the last day of confinement.

DEFINITIONS. The "Definitions" section of the contract is hereby amended to include the following:

CUSTODIAL CARE. Custodial Care is daily care that is required to assist a person with living requirements of eating, bathing and dressing. The person(s) providing the care need not have medical training, but must be under the supervision of registered nurse (R.N.) or licensed practical nurse (L.P.N.).

HOSPITAL. A Hospital means an institution which:

a.   is operated pursuant to the law of the jurisdiction in which it is located;

b. operates primarily for the care and treatment of sick and injured persons on an inpatient basis;

c. provides 24-hour a day nursing service by or under the supervision of registered graduate professional nurses;

d.   is supervised by a staff of one or more Licensed Physicians; and

e. has medical, surgical and diagnostic facilities or access to such facilities.
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INTERMEDIATE NURSING CARE. Intermediate Nursing Care is nursing care prescribed by a physician and supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24-hours a day.

LICENSED NURSING FACILITY. A Licensed Nursing Facility means a facility which:

a.        is licensed by the jurisdiction in which it is located;

b.        provides Skilled Nursing Care, Intermediate Nursing Care or
     Custodial Care;

c. primarily provides nursing care under the direction of a Licensed Physician, registered graduate professional nurse or licensed practical nurse except when receiving custodial nursing care; and

d. is not other than incidentally a hospital, a home for the aged, a retirement home, a rest home, or a community living center.

LICENSED PHYSICIAN. A person who is state licensed to give medical care or treatment and is acting within the scope of that license.

ORIGINAL OWNER. The Owner on the Date of Issue of the contract.

SKILLED NURSING CARE. Skilled Nursing Care is nursing care prescribed by a Licensed Physician and performed by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24-hours a day.

TERMINATION. This rider terminates as of the date the Original Owner exercises a change in ownership of the contract. On such date the rider terminates irrespective of whether or not the Original Owner once again becomes the Owner of the contract.

CONTRACT PROVISIONS. Except as provided above, this rider is subject to all the terms of the contract.

EFFECTIVE DATE. This rider becomes effective as of its date of issue which is the Date of Issue of the contract unless a later date is shown here or in the Contract Specifications.

The Lincoln National Life Insurance Company
Gabriel L. Shaheen, President